CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Proxy Statement of Associated Communications Corporation constituting part of this Registration Statement on Form S-4 and Prospectus of Southwestern Bell Corporation dated July 29, 1994 of our report dated March 24, 1993, relating to the financial statements of Bay Area Cellular Telephone Company, appearing on page F-5 of this Proxy Statement. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement of Associated Communications Corporation constituting part of this Registration Statement on Form S-4 of Southwestern Bell Corporation dated July 29, 1994.


/s/ Price Waterhouse
Price Waterhouse
San Francisco, California
July 26, 1994